FOR IMMEDIATE RELEASE

August 4, 2015

For more information contact:

Scott Estes (419) 247-2800

HCN Reports Second Quarter

Normalized FFO of $1.09 Per Diluted Share

Announces $3.8 Billion of 2015 Investments To-Date

Completes $627 Million of Second Quarter Investments

Grows U.S. Seniors Housing Operating Same Store Cash NOI 5.2%

Toledo, Ohio, August 4, 2015…..Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the quarter ended June 30, 2015.

“We are playing a key role in driving the evolution of health care and solving the challenges of caring for an aging population.  We enter the second half of the year having announced $3.8 billion of high-quality investments primarily with our existing partners, new partnerships with three superb operators and a new joint venture partnership with Canada Pension Plan Investment Board that has tremendous growth potential,” said Tom DeRosa, CEO of HCN.  “The resilience of our portfolio and our strong balance sheet has yielded positive outlooks from S&P and Moody’s and positions us to capture future opportunities that will add to our best-in-class portfolio and operator base.”

Earnings Results  For the quarter, we generated normalized FFO and FAD per share of $1.09 and $0.95, respectively.  Second quarter results were positively impacted by $2.9 billion of high-quality year-to-date investments and total same store cash NOI (SSCNOI) growth of 3.2% offset by net debt activity during the quarter and the early closing of the life science portfolio sale.  Seniors housing operating SSCNOI grew 3.3%, driven primarily by strong 5.2% growth in the U.S. portfolio partially offset by occupancy rates in the U.K. that were impacted by a severe flu season.

Dividend Growth   As previously announced, the Board of Directors declared a cash dividend for the quarter ended June 30, 2015 of $0.825 per share, as compared to $0.795 per share for the same period in 2014, representing a 4% increase.  On August 20, 2015, we will pay our 177th consecutive quarterly cash dividend.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Capital Activity   On June 30, 2015, we had $218 million of cash and cash equivalents and $2.15 billion of available borrowing capacity under our primary unsecured credit facility.  In May 2015, we completed the largest single tranche U.S. debt offering in our history: a public offering of $750 million in aggregate principal amount of 4.0% senior unsecured notes due June 1, 2025. The notes were priced at 99.926% of their face amount to yield 4.009%. In June 2015, we discharged all $300 million of our 6.2% senior unsecured notes due June 1, 2016. The combination of newly issued notes and discharged notes helped improve both the weighted average cost to 4.3% and maturities to 9.3 years for senior unsecured notes. In addition, during the quarter, both Moody’s Investors Service and S&P Ratings Services improved our credit rating outlooks to positive from stable.

Outlook for 2015  We reaffirm our 2015 earnings guidance and expect to report normalized FFO in a range of $4.25 to $4.35 per diluted share, representing a 3%-5% increase, and normalized FAD in a range of $3.83 to $3.93 per diluted share, representing a 5%-7% increase.  Our guidance is based on the following updated assumptions:

•         Same Store Cash NOI: We continue to expect blended SSCNOI growth of approximately 3.0%-3.5% in 2015.

•         Acquisitions: 2015 earnings guidance includes only those acquisitions which have been completed or announced, comprised of acquisitions completed in the first half of the year, the Revera and Genesis investments discussed below, and investments associated with the Mainstreet partnership.

•         Development: We anticipate funding additional development of $170 million in 2015 relating to projects underway on June 30, 2015.  We expect development conversions of approximately $63 million in the remainder of 2015. These investments are currently expected to generate yields of approximately 9.0%.

•         Dispositions: We continue to expect 2015 dispositions of approximately $1 billion of pro rata proceeds at an average yield on proceeds of 7%.

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Net income attributable to common stockholders guidance has been decreased to a range of $2.47 to $2.57 per diluted share from the previous range of $2.62 to $2.72 per diluted share primarily due to second quarter normalizing items. Our guidance does not include any additional 2015 investments or dispositions beyond what we have announced, nor any transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.  We will provide additional detail regarding our 2015 outlook and assumptions on the second quarter 2015 conference call.

Investment Activity   We completed $627 million of pro rata gross investments for the quarter including $527 million in acquisitions/JVs, $76 million in development funding and $23 million in loans. Approximately 77% of these investments were done with existing relationships. The $527 million acquisitions/JVs have a blended yield of 6.4%. The $76 million in development funding is expected to yield 8.2% upon completion and the $23 million of loans were made at a blended rate of 7.9%. In addition to the new investment activity during the quarter, we placed into service seven development property projects totaling $133 million with a blended yield of 7.9%. All investments are consistent with our strategy of investing in modern, high quality properties in major metropolitan markets with favorable supply/demand.

Notable Investments with Existing Operating Partners

Beverly Hills Portfolio We completed a follow-on transaction with an existing relationship to acquire a portfolio of eight outpatient medical properties. The purchase price based on a 100% ownership interest was $449 million, which represents a projected year one cap rate in the high 5’s. The seller, who retains a 49.5% ownership interest, contributed the portfolio in exchange for a mix of operating partnership units (i.e., DownREIT) priced at an HCN stock price of $78.08 and cash. We consummated the transaction with a new joint venture partner – Canada Pension Plan Investment Board (CPPIB), an investment management organization that invests assets of the Canada Pension Plan on behalf of 18 million contributors and beneficiaries. CPPIB chose HCN as its partner on their first investment into healthcare real estate. The joint venture underscores our leadership position in the sector and enables us to profitably leverage our property and asset management platforms. The HCN/CPPIB joint venture owns 50.5% of the operating partnership and is split 55% (HCN)/45% (CPPIB). HCN’s net ownership is approximately 28% today and will increase to 55% if/when the seller converts their DownREIT units into HCN stock or cash.  The vast majority of the portfolio’s net operating income is located within the Golden Triangle, a highly exclusive market in Beverly Hills, two blocks from Rodeo Drive. The portfolio benefits from high barriers to entry given the lack of available land, which is heightened by a moratorium in the local municipal code that prohibits the expansion and development of medical office space. The remainder of the portfolio is located in La Jolla and Tustin, California. The acquisition increases HCN’s outpatient medical presence in the Southern California market to approximately 1.5 million square feet.

Avery Healthcare  We extended our relationship with Avery by acquiring a 100% private pay seniors housing property with 80 units built in 2013 at a purchase price of £12.3 million. Avery is an existing partner and one of our Top 10 operators. The property was added to the existing Avery master lease at an initial lease yield of 6.9% with 3.0% annual escalators. The stabilized payment coverage after management fee is expected to be 1.35x. The property is located in Leeds, the U.K.’s fourth largest market. Since closing our initial $204 million acquisition/leaseback in 2013, we’ve completed $492 million of follow-on pro rata investments with Avery.

Cascade Living Group  We acquired nine seniors housing properties with 535 units in Oregon from an existing partner in an acquisition/leaseback transaction with Cascade. The purchase price was $75.5 million and the properties were added to the existing master lease with Cascade at an initial lease yield of 7.0% with 3% annual escalators. Since closing our initial $5 million acquisition/leaseback in 2006, we’ve completed $270 million of follow-on pro rata investments with Cascade.

Genesis Healthcare  We expanded our partnership with Genesis by acquiring a 90-bed PowerBack property in the Dallas MSA for $18.4 million. The property has a 100% quality mix and all private patient rooms. The property was added to the existing master lease with Genesis. The initial lease yield is 8.25% with 3.0% annual escalators. In addition, we extended our relationships through the acquisition of a 100-bed PowerBack property in the Denver MSA for $21.6 million. We acquired the property pursuant to the 17-property Mainstreet pipeline announced in August 2014. The initial lease yield is 7.5% with 2.25% annual escalators and the property has been added to the existing Genesis master lease. Construction was completed in early 2015. The acquisitions will have an accretive impact on the master lease payment coverage. Since closing our initial $2.4 billion acquisition/leaseback in 2011, we’ve completed $721 million of follow-on pro rata investments with Genesis.

2Q15 Earnings Release                                                                                                                                                                     August 4, 2015

Legend Senior Living  We acquired two private pay seniors housing properties in an acquisition/leaseback transaction with Legend. The properties contain 148 total units and are located in the Dallas MSA.  The $39.5 million investment was added to an existing master lease at an initial lease yield of 6.0%. Rent will escalate annually by 3.0% in the first two years, 6.0% annually for the following six years and then by 3.0% each year thereafter. The properties are projected to have 1.40x payment coverage after management fee.  Since closing our initial $12.4 million acquisition/leaseback in 2006, we’ve completed $293 million of follow-on pro rata investments with Legend.

Senior Star Living We acquired a 67-unit private pay seniors housing property in a joint venture with Senior Star.  The property opened in 2014 and is located in the Kansas City MSA adjacent to a property already owned by the joint venture.  The purchase price based on a 100% ownership interest was $24.4 million, which represents a projected year one cap rate in the mid 6’s.  We own 90% of the joint venture and Senior Star owns the remainder.  Since closing our initial $19.6 million investment in 2009, we’ve completed $446 million of follow-on pro rata investments with Senior Star.

Symphony/Mainstreet  We extended our relationship with Mainstreet and established a new relationship with Symphony through the acquisition of a 100-bed post-acute property located in the Chicago MSA for $21 million. The property was acquired from Mainstreet pursuant to the 17-property pipeline announced in August 2014. The property is leased to Symphony under a 15 year lease. Symphony is a leading operator of post-acute properties in metro Chicago and Arizona. The initial lease yield is 7.5% with 2.25% annual escalators. The property was developed by Mainstreet and is a NextGen® building prototype. Construction was completed in 2Q15.

Trilogy/Mainstreet  We extended our relationship with Mainstreet through the acquisition of two post-acute properties, a 94-bed property located in an affluent suburb of Indianapolis for $21 million and a 102-bed property for $19 million. The properties were acquired pursuant to the 17-property pipeline announced in August 2014. The initial lease yield for each property is 7.5% with 2.5% annual escalators. The properties were developed by Mainstreet and are NextGen® building prototypes. Construction of each property was completed in 1Q15. Since closing our initial $5.7 million acquisition/leaseback in 2002, we’ve completed $253 million of follow-on pro rata investments with Trilogy.

Notable Investments with New Operating Partners

EPOCH Senior Living  We partnered with EPOCH to acquire three private pay seniors housing properties with 230 units.  The purchase price based on a 100% ownership interest was $150 million, which represents a projected year one cap rate in the high 5’s.  All three properties are located in high barrier to entry sub-markets of the Boston MSA. The median housing value in these sub-markets is more than two times the national median.  HCN owns 95% of the RIDEA joint venture.  EPOCH is a leading developer and operator of high quality seniors housing properties in New England.  EPOCH developed the properties, which opened in 2012 and 2013, and will continue to strategically develop and operate Class A seniors housing properties in high barrier to entry markets throughout New England.

Notable Development Conversions

Brandywine Senior Living  We partnered with Brandywine to fund the development of three seniors housing properties comprising 244 units that were completed during the second quarter. Two are located in the Philadelphia MSA and one is in the New York MSA. Both are core markets for HCN and Brandywine. The total investment amount was $72 million and the properties are all part of the existing Brandywine master lease. The initial lease yield is 8.0% and rent will escalate by 25 basis points annually. The properties are projected to have blended 1.45x stabilized payment coverage after management fee. Brandywine, a highly-regarded operator of luxury private pay seniors housing properties in the mid-Atlantic, currently leases 27 properties from HCN. Since closing our initial $599 million acquisition/leaseback in 2010, we’ve completed $303 million of follow-on pro rata investments with Brandywine.

Sagora Senior Living  We completed a 32-unit expansion to a highly occupied seniors housing property that we lease to Sagora in New Braunfels, TX.  The investment amount was $10 million and the initial lease yield on the expansion is 8.25%.  Since closing our initial $8.5 million acquisition/leaseback in 2010, we’ve completed $307 million of follow-on pro rata investments with Sagora.

Signature Senior Lifestyle  We completed funding construction of an 85-unit seniors housing property operated by Signature in Greater London. We provided a £13.9 million mortgage loan to fund the construction, and the mortgage loan features an interest rate of 7.0% with 25 basis point escalators during the term of the loan. The mortgage loan provides us an option to

2Q15 Earnings Release                                                                                                                                                                     August 4, 2015

acquire the property for a fixed price and add it to the existing Signature master lease. Since closing our initial $37 million acquisition/leaseback in 2012, we’ve completed $223 million of follow-on pro rata investments with Signature.

Sunrise Senior Living We expanded our relationship with Sunrise through the completion of a £13.3 million, 70-unit seniors housing development located in Birmingham, the U.K.’s third largest market. Sunrise will operate the property under an incentive-based management contract. Since closing our initial $243 million investment in 2012, we’ve completed $4.4 billion of follow-on pro rata investments with Sunrise.

Notable Dispositions

We sold our 49% interest in seven life science buildings with 1.2 million square feet for $573.5 million and a yield on sale of approximately 5% as previously reported.  We realized a gain on sale of $190 million and an unlevered IRR of 15.1% during our five year holding period.  Our 49% interest was acquired by our joint venture partner, Forest City Enterprises, Inc. (NYSE:FCEA and FCEB).  The disposition is the culmination of an outstanding investment opportunity and the proceeds will be reinvested in strategic, high quality health care real estate.

Investments Announced But Not Yet Closed

Revera  As previously announced, we entered into a definitive agreement to acquire Regal Lifestyle Communities Inc. (TSX:RLC) through our existing 75/25 joint venture with Revera for CAD$12.00 per share in cash, or a total enterprise value of approximately CAD$766 million. HCN anticipates funding its CAD$575 million interest through a combination of CAD$306 million of cash and CAD$269 million of pro rata assumed debt. The initial cash yield is anticipated to be 6.1%. Regal is a publicly traded Canadian corporation that owns and operates 23 high quality, private pay seniors housing properties with over 3,600 units. Approximately 83% of the portfolio’s net operating income is derived from Toronto, Montreal, Ottawa and Vancouver. The acquisition adds to our sizable existing footprint in these desirable metro markets. Revera is the second largest seniors housing operator in Canada, and is one of our Top 10 operating partners. The transaction is expected to close by year-end. Since closing our initial $1 billion investment in 2013, and including the Regal transaction, we’ve completed $1 billion of follow-on pro rata investments with Revera.

Genesis Healthcare  As previously announced, Genesis has entered into a definitive agreement to acquire a portfolio of 24 long-term/post-acute properties in the U.S. from Revera. HCN expects to fund up to $50 million for the acquisition/leaseback of four properties and a bridge loan for approximately $145 million to help fund the acquisition. The four leased properties were selected based on geographic overlap with HCN’s existing portfolio with Genesis and high quality mix. The initial yield on the leased properties will be 8.0% with 3.0% annual escalators. The bridge loan will be secured by a first mortgage against the other 20 properties.  The term of the loan will be two years and the initial rate will be 7.25% escalating by 50 basis points after 150 days and then by 100 basis points every 90 days thereafter. HCN earned a 1.0% commitment fee for committing to fund the bridge loan and will earn a 1.5% funding fee at closing. The loan will be cross-defaulted with the HCN/Genesis master lease and will be guaranteed by the Genesis parent company. Genesis expects to pay off the loan in tranches with proceeds from new HUD loans or other traditional mortgage financing over the course of 2016.  The transaction is expected to close in the fourth quarter of 2015. Since closing our initial $2.4 billion acquisition/leaseback in 2011, and including this transaction, we’ve completed $916 million of follow-on pro rata investments with Genesis.

Conference Call Information  We have scheduled a conference call on Tuesday, August 4, 2015 at 10:00 a.m. Eastern Time to discuss our second quarter 2015 results, industry trends, portfolio performance and outlook for 2015. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 18, 2015. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 77229343. To participate in the webcast, log on to www.hcreit.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures  We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we consider funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In

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response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions.  Normalized FAD represents FAD adjusted for certain items detailed in Exhibit 1. We believe that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  Our supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2015, which is available on the company’s website (www.hcreit.com), for information and reconciliations of additional supplemental reporting measures.

About Health Care REIT, Inc.  HCN, an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate.  We also provide an extensive array of property management and development services.  As of June 30, 2015, our broadly diversified portfolio consisted of 1,411 properties in 46 states, the United Kingdom, and Canada.  More information is available on our website at www.hcreit.com.

Forward-Looking Statements and Risk Factors  This document contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a real estate investment trust (“REIT”); our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain HCN’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2015	2014
Assets
Real estate investments:
Land and land improvements	$2,244,048	$1,916,820
Buildings and improvements	24,097,963	21,151,624
Acquired lease intangibles	1,214,628	1,084,703
Real property held for sale, net of accumulated depreciation	352,113	77,436
Construction in progress	159,352	124,073
	28,068,104	24,354,656
Less accumulated depreciation and intangible amortization	(3,363,834)	(2,809,530)
Net real property owned	24,704,270	21,545,126
Real estate loans receivable(1)	760,543	367,186
Net real estate investments	25,464,813	21,912,312
Other assets:
Investments in unconsolidated entities	569,621	680,558
Goodwill	68,321	68,321
Deferred loan expenses	65,727	65,479
Cash and cash equivalents	217,942	207,354
Restricted cash	72,706	65,139
Straight-line rent receivable	336,853	231,668
Receivables and other assets	611,499	343,059
	1,942,669	1,661,578
Total assets	$27,407,482	$23,573,890

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$350,000	$-
Senior unsecured notes	8,060,493	7,411,243
Secured debt	3,066,633	2,850,103
Capital lease obligations	75,240	83,850
Accrued expenses and other liabilities	650,437	678,400
Total liabilities	12,202,803	11,023,596
Redeemable noncontrolling interests	159,400	35,404
Equity:
Preferred stock	1,006,250	1,006,250
Common stock	351,651	308,355
Capital in excess of par value	16,300,841	13,524,621
Treasury stock	(41,693)	(32,289)
Cumulative net income	3,378,096	2,484,425
Cumulative dividends	(6,230,540)	(5,096,110)
Accumulated other comprehensive income	(81,670)	(18,642)
Other equity	4,238	6,159
Total Health Care REIT, Inc. stockholders’ equity	14,687,173	12,182,769
Noncontrolling interests	358,106	332,121
Total equity	15,045,279	12,514,890
Total liabilities and equity	$27,407,482	$23,573,890

(1) Includes non-accrual loan balances of $21,000,000 and $0 at June 30, 2015 and 2014, respectively.

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2015	2014	2015	2014
	Revenues:
	Rental income	$396,626	$347,847	$776,213	$684,303
	Resident fees and service	535,553	467,639	1,028,063	923,904
	Interest income	20,576	8,933	37,570	17,527
	Other income	4,414	2,027	9,500	2,520
	Gross revenues	957,169	826,446	1,851,346	1,628,254

	Expenses:
	Interest expense	118,861	121,065	239,942	241,898
	Property operating expenses	398,354	343,754	774,815	685,185
	Depreciation and amortization	208,802	214,449	397,631	447,766
	General and administrative expenses	38,474	51,660	73,612	84,524
	Transaction costs	12,491	7,040	61,045	7,993
	Loss (gain) on derivatives, net	-	351	(58,427)	351
	Loss (gain) on extinguishment of debt, net	18,887	531	34,288	383
	Impairment of assets	-	-	2,220	-
	Other expenses	10,583	-	10,583	-
	Total expenses	806,452	738,850	1,535,709	1,468,100

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	150,717	87,596	315,637	160,154
	Income tax (expense) benefit	(7,417)	(1,569)	(7,113)	(3,830)
	Income (loss) from unconsolidated entities	(2,952)	(11,516)	(15,600)	(17,073)
	Income (loss) from continuing operations	140,348	74,511	292,924	139,251
	Discontinued operations, net	-	6,675	-	7,135
	Gain (loss) on real estate dispositions, net	190,111	6,668	246,956	6,668
	Net income (loss)	330,459	87,854	539,880	153,054
Less:	Preferred dividends	16,352	16,352	32,703	32,705
	Net income (loss) attributable to noncontrolling interests	1,534	(327)	3,804	(1,502)
	Net income (loss) attributable to common stockholders	$312,573	$71,829	$503,373	$121,851

	Average number of common shares outstanding:
	Basic	350,399	296,256	343,624	293,046
	Diluted	351,366	297,995	344,623	294,590

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.89	$0.24	$1.46	$0.42
	Diluted	$0.89	$0.24	$1.46	$0.41

	Common dividends per share	$0.825	$0.795	$1.65	$1.59

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Normalizing Items				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Transaction costs	$12,491 (1)	$7,040	$61,045	$7,993
Loss (gain) on derivatives, net	-	351	(58,427)	351
Loss (gain) on extinguishment of debt, net	18,887 (2)	531	34,288	383
CEO transition costs	-	19,688	-	19,688
Nonrecurring income tax benefits	-	-	-	-
Other expenses	10,583 (3)	-	11,278	-
Additional other income	-	-	(2,144)	-
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	1,151 (4)	4,502	2,485	4,607
Total	$43,112	$32,112	$48,525	$33,022

Average diluted common shares outstanding	351,366	297,995	344,623	294,590
Net amount per diluted share	$0.12	$0.11	$0.14	$0.11

Notes:	(1) Primarily costs incurred with triple-net transactions.
	(2) Primarily related to early extinguishment of 2016 senior unsecured notes.
	(3) Due to the termination of our investment in a strategic medical office partnership and costs associated with the retirement of an executive officer.
	(4) Primarily related to transaction costs incurred with unconsolidated seniors housing investments.

Funds Available for Distribution Reconciliation				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders	$312,573	$71,829	$503,373	$121,851
Depreciation and amortization	208,802	214,449	397,631	447,766
Losses/impairments (gains) on properties, net	(190,111)	(13,079)	(244,736)	(13,079)
Noncontrolling interests(1)	(9,447)	(8,361)	(15,786)	(17,885)
Unconsolidated entities(2)	16,908	18,881	42,744	33,304
Gross straight-line rental income	(31,190)	(22,958)	(59,727)	(39,550)
Amortization related to above (below) market leases, net	757	280	870	365
Non-cash interest expense	(4,202)	1,649	(4,082)	1,980
Cap-ex, tenant improvements, lease commissions	(15,114)	(13,796)	(25,599)	(26,188)
Funds available for distribution	288,976	248,894	594,688	508,564
Normalizing items, net(3)	43,112	32,112	48,525	33,022
Funds available for distribution - normalized	$332,088	$281,006	$643,213	$541,586

Average diluted common shares outstanding	351,366	297,995	344,623	294,590

Per share data:
Net income (loss) attributable to common stockholders	$0.89	$0.24	$1.46	$0.41
Funds available for distribution	$0.82	$0.84	$1.73	$1.73
Funds available for distribution - normalized	$0.95	$0.94	$1.87	$1.84

Normalized FAD Payout Ratio:
Dividends per common share	$0.825	$0.795	$1.65	$1.59
FAD per diluted share - normalized	$0.95	$0.94	$1.87	$1.84
Normalized FAD payout ratio	87%	85%	88%	86%

Notes:	(1) Represents noncontrolling interests' share of net FAD adjustments.
	(2) Represents HCN's share of net FAD adjustments from unconsolidated entities.
	(3) See Exhibit 1.

2Q15 Earnings Release                                                                                                                                                                     August 4, 2015

Funds From Operations Reconciliation				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders	$312,573	$71,829	$503,373	$121,851
Depreciation and amortization	208,802	214,449	397,631	447,766
Losses/impairments (gains) on properties, net	(190,111)	(13,079)	(244,736)	(13,079)
Noncontrolling interests(1)	(10,467)	(9,741)	(17,716)	(20,259)
Unconsolidated entities(2)	19,791	20,787	46,287	36,770
Funds from operations - NAREIT	340,588	284,245	684,839	573,049
Normalizing items, net(3)	43,112	32,112	48,525	33,022
Funds from operations - normalized	$383,700	$316,357	$733,364	$606,071

Average diluted common shares outstanding	351,366	297,995	344,623	294,590

Per share data:
Net income (loss) attributable to common stockholders	$0.89	$0.24	$1.46	$0.41
Funds from operations - NAREIT	$0.97	$0.95	$1.99	$1.95
Funds from operations - normalized	$1.09	$1.06	$2.13	$2.06

Normalized FFO Payout Ratio:
Dividends per common share	$0.825	$0.795	$1.65	$1.59
FFO per diluted share - normalized	$1.09	$1.06	$2.13	$2.06
Normalized FFO payout ratio	76%	75%	77%	77%

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents HCN's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2015			Exhibit 4
(dollars per fully diluted share)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2.62	$2.72	$2.47	$2.57
Losses/impairments (gains) on sales, net(1,2)	(0.78)	(0.78)	(0.79)	(0.79)
Depreciation and amortization(1)	2.39	2.39	2.43	2.43
Funds from operations - NAREIT	$4.23	$4.33	$4.11	$4.21
Normalizing items, net(3)	0.02	0.02	0.14	0.14
Funds from operations - normalized	$4.25	$4.35	$4.25	$4.35

FAD Reconciliation:
Net income attributable to common stockholders	$2.62	$2.72	$2.47	$2.57
Losses/impairments (gains) on sales, net(1,2)	(0.78)	(0.78)	(0.79)	(0.79)
Depreciation and amortization(1)	2.39	2.39	2.43	2.43
FAD-only adjustments(1,4)	(0.42)	(0.42)	(0.42)	(0.42)
Funds available for distribution	$3.81	$3.91	$3.69	$3.79
Normalizing items, net(3)	0.02	0.02	0.14	0.14
Funds available for distribution - normalized	$3.83	$3.93	$3.83	$3.93

Notes:	(1) Amounts presented net of noncontrolling interests' share and HCN's share of unconsolidated entities.
	(2) Includes estimated gains on expected dispositions.
	(3) See Exhibit 1.
	(4) Includes straight-line rent, above/below amortization, non-cash interest and cap-ex, tenant improvements and lease commissions.